Exhibit 99.1

Mesa Labs Reports Record First Quarter Revenues and Adjusted Operating Income

Lakewood, Colorado, July 30, 2019 – Mesa Laboratories, Inc. (NASDAQ:MLAB) (we, us, our, “Mesa” or the “Company”) today reported record first quarter revenues and adjusted operating income1 (“AOI”) for the three months ended June 30, 2019.

Financial Highlights

In comparison to the same quarter in the prior year, first quarter revenues increased 5% to $26.3M, operating income increased 13% to $5.4M and net income increased 9% to $4.6M or $1.13 per diluted share of common stock. Organic revenues growth, excluding Packaging, was 3% (1% including packaging) as compared to the same quarter in the prior year.

On a non-GAAP basis, in comparison to the same quarter in the prior year, adjusted operating income increased 8% to $7.9M or $1.94 per diluted share of common stock.

Division Performance

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Sterilization and Disinfection Control (46% of revenues in 1Q20) delivered strong organic and total revenues growth of 7% in the quarter. Year over year performance benefitted from backlog built during 1Q19 but the primary driver of quarterly performance was order strength across all geographies. Gross margin percentage expanded by 140 basis points driven primarily by volume.

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Instruments (36% of revenues in 1Q20) had a solid quarter with total revenues growth of 9%, including 5% growth related to the acquisition of IBP and 4% organic revenues growth. Gross margin percentage contracted by 100 basis points driven mostly by mix.

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Cold Chain Monitoring (13% of revenues in 1Q20) had a disappointing quarter with revenues growth of 3% in total but a decrease of 13% organically. Organic quarterly performance suffered from the late release of a product upgrade, which delayed the completion of installations and renewals for several new and existing customers in addition to lower new order rates. With the upgrade now completed, we anticipate making up some of the revenue gap in the second quarter. In 4Q19 and early this quarter, we added a dedicated commercial leader and filled two open sales territories with the intent of seeing improved and more consistent new order performance as the team comes up to speed.

1Q20 gross margin percentage declined 790 basis points in the quarter driven by lower than planned volume along with the continued impact of the integration of the Point Six acquisition. Upon the completion of the integration of Point Six (expected to be completed no later than March 31, 2020), we expect those products to be accretive and to ultimately help increase gross margin percentage in this division to a consistent 40%-45%.

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Cold Chain Packaging (5% percent of revenues in 1Q20) proceeded as expected in the quarter with revenues contracting by 28% while gross margin percentage expanded by 1490 basis points. In 4Q19 we made the decision to exit this business by or before the end of FY20. During the quarter we ceased shipments to the division’s largest customer, which had previously been contributing very modestly to overall Packaging gross margin. Additionally, we have executed a meaningful price increase to other customers and are working to effect an orderly transition to other suppliers.

Executive Commentary

“Quarterly performance was mixed in the quarter with organic revenues growth of 3%, excluding Packaging, (at the low end of our long-term growth range expectations) balanced by gross margin percentage increasing 140 basis points and AOI as a percentage of revenues increasing by 90 basis points. Both of the increases in gross margin percentage and AOI as a percentage of revenues benefited from higher Packaging revenues at a lower gross margin percentage in the prior year” said Gary Owens, President and Chief Executive Officer. “We delivered the AOI percentage expansion while absorbing transaction and integration costs related to both the IBP and Point Six Wireless acquisitions and funding an investment of over 100 basis points in selling expense to fuel future organic revenues growth. Debt levels have declined to less than 1 turn of EBITDA and we are better prepared than ever to capitalize on opportunities in our acquisition program” concluded Mr. Owens.

1 The non-GAAP measures of adjusted operating income and adjusted operating income per diluted share are defined to exclude the non-cash impact of amortization of intangible assets and stock-based compensation expense. A reconciliation between these non-GAAP measures and their GAAP counterparts is set forth in the table below, along with additional information regarding their use.

Financial Summary (Unaudited except for the information as of March 31, 2019)

Consolidated Statements of Income

(Unaudited)

(Amounts in thousands, except per share data)	Three Months Ended June 30,
	2019	2018
Revenues	$26,288	$25,142
Cost of revenues	10,149	10,051
Gross profit	16,139	15,091
Operating expenses	10,747	10,327
Operating income	5,392	4,764
Other expense, net	32	364
Earnings before income taxes	5,360	4,400
Income tax expense	763	170
Net income	$4,597	$4,230

Earnings per share (basic)	$1.18	$1.11
Earnings per share (diluted)	1.13	1.06

Weighted average common shares outstanding:
Basic	3,901	3,816
Diluted	4,086	4,006

Consolidated Balance Sheets

(Amounts in thousands)	June 30, 2019 (Unaudited)	March 31, 2019
Cash and cash equivalents	$7,315	$10,185
Other current assets	26,509	23,438
Total current assets	33,824	33,623
Property, plant and equipment, net	21,982	22,225
Other assets	103,865	100,919
Total assets	$159,671	$156,767

Liabilities	$40,624	$45,456
Stockholders’ equity	119,047	111,311
Total liabilities and stockholders’ equity	$159,671	$156,767

Reconciliation of Non-GAAP Measures

(Unaudited)

(Amounts in thousands, except per share data)	Three Months Ended June 30,
	2019	2018
Operating income	$5,392	$4,764
Amortization of intangible assets	1,672	1,860
Stock-based compensation expense	868	739
Adjusted operating income	$7,932	$7,363

Adjusted operating income per share (basic)	$2.03	$1.93
Adjusted operating income per share (diluted)	1.94	1.84

Weighted average common shares outstanding:
Basic	3,901	3,816
Diluted	4,086	4,006

The non-GAAP measures of adjusted operating income and adjusted operating income per share presented in the reconciliation above are defined to exclude the non-cash impact of amortization of intangible assets and stock-based compensation. We believe that excluding these non-cash expenses provides the ability to better understand the operations of the Company.

We provide non-GAAP adjusted operating income and non-GAAP adjusted operating income per share amounts in order to provide meaningful supplemental information regarding our operational performance. Our management uses non-GAAP measures to evaluate the performance of our business and to compensate employees. This information facilitates management's internal comparisons to our historical operating results as well as to the operating results of our competitors. Since management finds this measure to be useful, we believe that our investors can benefit by evaluating both non-GAAP and GAAP results.

Our management recognizes that items such as amortization of intangible assets and stock-based compensation expense can have a material impact on our operating and net income. To gain a complete picture of all effects on our profit and loss from any and all events, management does (and investors should) rely upon the GAAP consolidated statements of income. The non-GAAP numbers focus instead upon our core operating business.

Readers are reminded that non-GAAP measures are merely a supplement to, and not a replacement for, or superior to financial measures prepared according to GAAP. They should be evaluated in conjunction with the GAAP financial measures. It should be noted as well that our non-GAAP information may be different from the non-GAAP information provided by other companies.

About Mesa Laboratories, Inc.

Mesa is a global technology innovator committed to solving some of the most critical quality control challenges in the pharmaceutical, healthcare, industrial safety, environmental and food and beverage industries. Mesa offers products and services through four divisions (Sterilization and Disinfection Control, Instruments, Cold Chain Monitoring and Cold Chain Packaging) to help our customers ensure product integrity, increase patient and worker safety, and improve the quality of life throughout the world.

Forward Looking Statements

This press release may contain information that constitutes "forward-looking statements." Generally, the words "believe," “estimate,” “intend,” "expect," "project," “anticipate,” “will” and similar expressions identify forward-looking statements, which generally are not historical in nature. However, the absence of these words or similar expressions does not mean that a statement is not forward-looking. All statements that address operating performance, events or developments that we expect or anticipate will occur in the future — including statements relating to revenues growth and statements expressing general views about future operating results — are forward-looking statements. Management believes that these forward-looking statements are reasonable as and when made. However, caution should be taken not to place undue reliance on any such forward-looking statements because such statements speak only as of the date when made. We undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by law. In addition, forward-looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially from our historical experience and present expectations or projections. These risks and uncertainties include, but are not limited to, those described in our Annual Report on Form 10-K for the year ended March 31, 2019, and those described from time to time in our subsequent reports filed with the Securities and Exchange Commission.

CONTACT: Gary Owens.; President and CEO, or John Sakys; CFO, both of Mesa Laboratories, Inc., +1-303-987-8000

For more information about the Company, please visit its website at www.mesalabs.com